EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective January 1, 2019, (the “Effective Date”) between Sterling Griffin (“you”) and Harbor Custom Homes, Inc., a Washington corporation (“Company”).

The following paragraphs set forth the terms and conditions of your employment as an employee of the Company.

1. Term of Employment. Subject to the provisions for earlier termination set forth herein, the term of your employment hereunder shall commence on the Effective Date and continue through the date that is ten years after the Effective Date (the “Term”). Thus, unless terminated sooner as provided for below, the parties agree that this Agreement will remain in effect through December 31, 2028. This Agreement will automatically renew upon its expiration for successive one-year terms unless notice of termination is given by either party at least 30 days prior to the expiration of any term.

2. Employment and Title. The Company will employ you as its President. You accept employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement.

3. Duties and Scope of Employment.

3.1 Duties. You shall have such duties and responsibilities that are consistent in all respects with such position as may be assigned by the Company from time to time to you which duties and responsibilities shall not be inconsistent with your level of position within the Company.

3.2 Reporting. You shall report directly to the Board of Directors of the Company (the “Board”).

3.3. Location. Your principal place of employment shall be the executive offices of the Company as established from time to time, although you understand and agree that you will be required to travel from time to time for business purposes.

3.4 Obligations to the Company. As an employee, you are expected to comply with all of policies, procedures, and instructions of the Company. You shall dedicate your full business time and attention to the performance of duties hereunder, perform your duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of your responsibilities.

3.5 No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are materially inconsistent with your obligations under this Agreement. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

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4. Compensation.

4.1 Salary. The Company shall pay you as compensation for your services a base salary at a gross annual rate of $420,000 (“Salary” as adjusted in accordance with this Agreement). Such Salary shall be payable in accordance with the Company’s standard payroll procedures. Your rate of Salary will be reviewed regularly and at least annually by the Board and may be increased or decreased by the Board on the basis of such review.

4.2 Discretionary Bonus. At the end of the calendar year 2019, provided you continue to be employed by the Company on January 1, 2020, you may be eligible for a discretionary bonus, the award and amount of which will be determined in the sole and absolute discretion of the Board. Factors to be considered in the decision as whether to award a discretionary bonus, and the amount of same, if awarded, include, but are not limited to, your effectiveness in expanding the business of the Company. This discretionary bonus, if awarded, will be paid to you at a time to be determined by the Board.

4.3 Stock Options. As soon as practicable after the Effective Date, the Company will grant to you pursuant to the 2018 Incentive and Nonstatutory Stock Option Plan (the “Option Plan”) a five-year stock option (the “Option”) for 150,000 shares of common stock of the Company (the “Common Stock”). The per share exercise price of the Option shall be 110% of the fair market value of a share of Common Stock on the day the Option is granted to you by the Board, as determined in accordance with the provisions of the Option Plan. The Option shall become vested and exercisable with respect to 100% of the shares of Common Stock immediately upon the Effective Date. The Option will be subject to the terms and provisions of the Option Plan and such other terms consistent with the Option Plan as the Board may specify and set forth in the applicable Option Agreement.

4.4 Registration; Reservation of Shares. To the extent practicable, the Company will undertake to register all of the shares of Common Stock underlying the Option Plan on a Registration Statement on Form S-8 under the Securities Act of 1933. The previous sentence, however, shall not in any way be construed as (i) prohibiting the Company from engaging in any transaction (including a transaction that will result in a Change in Control), (ii) requiring the Company to file any reports under the Securities Exchange Act of 1934 (the “Exchange Act”) or to maintain its registration under the Exchange Act if such registration is not otherwise required or (iii) requiring the registration of the shares of Common Stock underlying the Option Plan on Form S-8 (or any other form) if Form S-8 is not available to the Company. The Company has reserved a sufficient number of shares of Common Stock for issuance under the Option Plan in connection with the grant of the Option.

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5. Benefits.

5.1 Deferred Compensation, Health, Life, and Disability Plans. You shall be eligible to participate in all welfare and fringe benefit plans such as Deferred Compensation, Retirement Plan, Medical, Dental and Disability Insurance and Supplemental Medical and Dental Benefits and arrangements that the Company provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you, in the aggregate, than the terms and provisions available to other executive employees of the Company.

5.2 Vacation Benefits. You shall also be entitled to three weeks of vacation leave each year during the term of this Agreement without any deduction in your compensation, and at such times within each year as you may determine, taking into account the Company’s schedule and your duties relative thereto. At year-end, unused accrued vacation will carry over to the subsequent year up to the maximum accrual. You are permitted to accrue a maximum of nine weeks of vacation. Once the maximum accrual amount has been reached, no additional vacation will be accrued until previously unused accrued vacation time has been used to reduce the balance of the unused accrued vacation to less than the maximum. You will not be given retroactive credit for any period of time in which you did not accrue vacation because you were at the maximum. You are strongly encouraged to use your unused accrued vacation each year. Upon the termination of your employment by the Company under this Agreement for any reason, you shall be entitled to compensation, at the rate of your then Salary, for any unused vacation leave.

5.3 Business Expense Reimbursement. The Company shall pay or reimburse to you all reasonable travel, dining, entertainment, and other business related expenses incurred by you in the performance of your duties under this Agreement. You shall, as a condition of any such payment or reimbursement, submit verification, substantiation, and documentation of the nature and amount of such expenses in accordance with the policies of the Company.

6. Termination. This Agreement will terminate prior to the end of its Term, due to the following events and under the following terms and conditions:

6.1 Voluntary Resignation. If you voluntarily resign your position with the Company, this Agreement will terminate on the effective date of your resignation. You will be entitled to receive earned wages and any unused accrued vacation through and including the effective date of resignation.

6.2 Death or Disability. If you die or become permanently disabled, this Agreement and your employment will terminate effective the date of your death or the date your disability is deemed to have become permanent.

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(i) For purposes of this Agreement, your disability will be deemed permanent when you, due to illness, accident, or any other physical or mental impairment, are unable to perform the essential functions of your position under this Agreement with or without reasonable accommodation for a period of four months, whether or not consecutive, during any consecutive 12 month period. Any such determination of permanent disability will be made by an independent physician mutually selected by the Company and you within five days after the Company’s written request that you undergo a medical examination for such purpose. The Company will treat any and all medical information regarding you as confidential, in accordance with applicable law.

(ii) The Company and you acknowledge and agree that, should you have a permanent disability as defined herein, your continued employment would constitute an undue hardship for the Company. Upon termination of employment due to death or permanent disability, you will be entitled to receive earned wages and any unused accrued vacation through and including the effective date of permanent disability or death. Additionally, you or your heirs will be eligible to receive any available disability or life insurance payments or proceeds.

6.3 Termination of Employment for Cause. If the Board, in their sole and unfettered discretion or that of their designees, decides to terminate you for cause, your employment and this Agreement will terminate effective on the date specified by the Board or their designee. For purposes of this Agreement, the term “cause” will mean any of the following:

(i) You fail to perform or satisfy any material duty, obligation, or condition that is required of you under this Agreement;

(ii) You breach any material term, covenant, or condition of this Agreement;

(iii) You are insubordinate to the Board or their designee with regard to an issue of material importance to the Company;

(iv) You fail to carry out any material policy, rule, or regulation for employees that the Company from time to time establishes, including, but not limited to, its policies prohibiting unlawful discrimination and harassment;

(v) You act, either affirmatively or by omission, dishonestly, recklessly, with gross negligence, or with intentional misconduct in performing any of your duties or obligations under this Agreement;

(vi) You neglect or fail to perform your material duties and obligations under this Agreement on a regular and continuous basis;

(vii) You are convicted or plead guilty or no contest to any crime or offense (other than an infraction relating to the operation of a motor vehicle) which is likely to have a material adverse impact on the business operations or financial or other condition of the Company, or any felony offense for any crime of moral turpitude;

(viii) You commit fraud or embezzlement;

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(ix) You intentionally breach any of your fiduciary duties to the Company or make an intentional misrepresentation to the Company or as an agent of the Company which is likely to have a material adverse impact on the business operations or financial or other condition of the Company; and/or

(x) You fail to obey a specific written direction from the Board or their designee, provided that: (a) such failure continues for a period of ten days after receipt of such specific written direction; and (b) such specific written direction includes a statement that the failure to comply therewith will be a basis for termination under this Agreement.

If you are terminated for cause as defined above, you are only entitled to receive earned wages and any unused accrued vacation through and including the date of termination.

In the event that the Company terminates you for cause, and it is later determined by the Company, or later adjudicated by a Court or arbitrator, that there was no cause for the termination, the parties agree that the termination of your employment shall be deemed without cause and accordingly your termination will be governed solely and exclusively by the terms and conditions set forth in Sections 6.4 and 6.6 of this Agreement.

6.4 Termination of Employment without Cause. Either you or the Company can terminate the employment relationship at any time with or without notice or cause, as “cause” is defined herein. If, during the term of this Agreement, the Company terminates the employment relationship without cause, as “cause” is defined herein, in addition to your earned wages and any unused accrued vacation through the date of termination, it agrees to offer you a separation package in exchange for your effective execution of a general waiver and release of all known and unknown claims within 21 days following your termination (and you do not revoke such general release in accordance with its terms) and you have returned all Company property (other than property of inconsequential value, but the parties agree that, among other things, any property capable of containing the Company’s confidential, trade secret or proprietary information is material and must be returned) to the Company within 21 days following your termination. The separation package is as follows:

(i) Separation Payments. If the Company terminates you without cause, it will pay you separation payments equal to your base salary at the time of termination for a period of 26 weeks (“Separation Payments”). These Separation Payments will be made in approximately equal payments on the Company’s regular paydays for the payment period. All applicable state and federal tax withholding and other lawful deductions will be taken from the gross amount of said checks. The payments will be sent to your home address listed in your employment records. You will receive the first payment on the Company’s first regular payday which falls eight business days after you have signed the Release. You are not to sign the Release until after the date of your last day of employment.

(ii) Vesting Acceleration. If you are subject to termination without cause, other than as a result of your death or Disability, during your employment with the Company, then you shall be eligible to vest in 100% of the remaining unvested Option shares. Any Option shares that are eligible to vest pursuant to this Section shall vest upon the date the release becomes effective.

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6.5 Change in Control. In the event of a Change of Control (as hereinafter defined) of the Company, you will be entitled to a lump sum cash payment equal to the amount of your then-current base salary (the “Retention Bonus”), provided you meet the eligibility requirements set forth herein. For purposes of this Agreement, a “Change in Control” means (a) the voluntary or involuntary dissolution of Company; (b) any merger or consolidation in which Company is not the surviving or resulting corporation; (c) any transfer of all or substantially all of the assets of Company; (d) the transfer of a majority of the shares of Company by one or more shareholders in one or more transactions; or (e) the issuance of shares of Company constituting a majority of the outstanding shares immediately following such issuance. You shall be eligible for the Retention Bonus if: (a) you are employed by Company as of the date of closing of an event (the “Closing Date”) which constitutes a Change of Control, regardless of whether the you are terminated by the Company or its successor, or terminates your employment with Company or its successor, following the Closing Date; or (b) you are terminated by the Company without cause within 90 days of the Closing Date or at any time after negotiations relating to a Change in Control have commenced. The proposed Initial Public Offering of the Company shall not constitute a Change in Control.

6.6 Effect of Termination. Except as provided in this Agreement, all compensation and benefits cease after the date of the termination of your employment with the Company.

7. Notice. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the addresses of the parties as follows:

To: “Company”	Harbor Custom Homes, Inc.
11505 Burnham Dr. NW, Suite 301
Gig Harbor, WA 98332
Attn: Sterling Griffin
Email: Sterling@harborcustomhomes.com

To:	Sterling Griffin
P.O. Box 692
Fox Island, WA 98333
Email: sggriffin@gmail.com

With Copy to:	FitzGerald Yap Kreditor LLP
2 Park Plaza, Suite 850
Irvine, CA 92614
Attn: Lynne Bolduc, Esq.
Email: lbolduc@fyklaw.com

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The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day following delivery, provided a confirmation is obtained by the sender.

8. Confidential Material.

8.1 Disclosure. You acknowledge that, in the performance of duties on behalf of the Company, you shall have access to, receive and be entrusted with confidential information, including information of others or information originated by you alone or jointly with others. Such information includes but is not limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, customer information, specifications and processes presently owned by or at any time in the future developed by, the Company or its agents or consultants, or used by the Company presently or at any time in the future in the course of Company’s business or the business of any Company subsidiary, whether disclosed or made available to you in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to you subject to confidentiality restrictions as set forth herein. Except in the performance of your authorized duties on behalf of the Company or as required by law or judicial order (but only to the extent required by law or such judicial order and provided that you promptly notify the Company of the required disclosure and afford Company a reasonable opportunity to seek a protective order narrowing the scope of such disclosure and further provided that you comply with any protective order imposed on such disclosure), you shall not, directly or indirectly for any reason whatsoever (and whether during or at any time after the Term), disclose to any third party or use any such Confidential Material, unless such Confidential Material ceases (through no fault of you) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which you prepare, use, or access, are and shall remain the Company’s sole and exclusive property and shall be deemed part of the Confidential Material. Upon termination of your employment with the Company by any means or for any reason, or whenever requested by the Company, you shall promptly deliver to the Company any and all of the Confidential Material and all copies thereof not previously delivered to the Company that may be or at any previous time have been in your possession or under your control; provided, however, you may keep your rolodex or other personal list of addresses and telephone numbers.

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8.2 Unfair Competition. You hereby acknowledge that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by you by any means whatsoever at any time before, during, or after your employment with the Company shall constitute “Unfair Competition.” You agree that you shall not engage in Unfair Competition either during the time you are employed by the Company or at any time thereafter.

8.3 Non-Solicitation. During the Term and thereafter, you shall not, directly or indirectly, either alone or jointly with or on behalf of any corporation or entity of which you are a director, partner, member, employee or greater than 5% owner, use the Company’s Confidential Material to induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate.

8.4 Non-Disparagement. During the Term and thereafter, you shall not make any derogatory public statements concerning the Company, its parent, affiliates, or subsidiaries, or your employment unless previously approved by the Company and except as may be required by law.

9. General Provisions.

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the Company and you and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to the subject matters herein (except for the Confidentiality Agreement, which is incorporated herein by reference). You acknowledge and agree that you have continuing obligations under the Confidentiality Agreement which extend beyond the term of this Agreement. No amendment of this Agreement will be binding unless executed in writing by you and the Company.

9.2 Severability. The provisions of this Agreement are contractual and not mere recitals. The Agreement will be considered severable, such that if any provision or part of the Agreement is ever held invalid under any law or ruling, that provision or part of the Agreement will remain in force and effect to the extent allowed by law, and all other provisions or parts will remain in full force and effect.

9.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

9.4 No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

9.5 Enforcement. The parties agree that if it is necessary to bring any action in connection with this Agreement, or to bring any other proceeding for the enforcement of this Agreement, or to seek a declaration of the court or any other adjudicating body as to this Agreement, or to assert by way of defense in any suit or other proceeding the terms and provisions of this Agreement, there shall be awarded to the prevailing party in such action or proceeding reasonable attorney’s fees and costs incurred with respect to thereto.

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9.6 Withholding. The Company shall be entitled to make such deductions and withhold such amounts from each payment made to you hereunder as may be required from time to time by law, governmental regulation, or order.

9.7 Compliance with Code Section 409A. It is intended that the payments and benefits under this Agreement shall comply with or be exempt from the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Code Section 409A. If the Company determines in its good faith discretion that any payments or benefits under this Agreement may be or become subject to income inclusion under Code Section 409A, the Company may make such changes to this Agreement as the Company determines to be necessary or desirable to avoid the imposition of taxes or interest under Code Section 409A, provided, that, (i) such changes shall, to the greatest extent reasonably practicable, preserve the existing economics of the arrangement, and (ii) in no event shall the Company have any obligation to make any such changes or to indemnify you or any other person for any failure to do so, and you shall be solely liable for any taxes or interest imposed under Code Section 409A or any corresponding provision of state law. In furtherance of this intent, this Agreement shall be construed and interpreted in a manner consistent with these intentions. Notwithstanding any provision to the contrary herein, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of your termination of employment with the Company will be made to you unless your termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A). In addition, no such payment or distribution will be made to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Code Section 409A and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to you in a lump sum upon expiration of such six-month period (or if earlier upon your death). To the extent that any benefits pursuant to Paragraph 7(a), 7(b) or reimbursements pursuant to Paragraph 6(b) are taxable to you, any reimbursement payment due to you pursuant to any such provision shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

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9.8 Mutual Drafting; Legal Counsel; Construction. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation, and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You agree and acknowledge that your have read and understand this Agreement, is entering into it freely and voluntarily, and have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so. The section headings and titles of paragraphs and subparagraphs contained herein are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, including by electronic transmission, each of which shall be deemed an original agreement for evidentiary purposes, all of which shall be considered the same instrument.

9.10 Definition of Days. When used in this Agreement, the word “days” refers to calendar days unless otherwise specified.

9.11 Resolution of Disputes.

(i) Any controversy arising out of or relating to your employment (whether or not before or after the expiration of the Term), any termination of your employment, this Agreement or the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Seattle, Washington, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration Mediation Services (“JAMS”), and shall be conducted in accordance with the provisions of the Revised Code of Washington as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(ii) The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of subsection (i) immediately above.

(iii) The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Employer).

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TO INDICATE YOUR ACCEPTANCE OF THE MUTUAL PROMISES CONTAINED IN THIS EXECUTIVE EMPLOYMENT AGREEMENT, PLEASE SIGN AND DATE THIS AGREEMENT IN THE SPACE PROVIDED BELOW AND RETURN IT TO ME.

Very truly yours,

HARBOR CUSTOM HOMES, INC.

/s/ Sterling Griffin
By:	Sterling Griffin
Its:	President

ACCEPTED AND AGREED:

Sterling Griffin

/s/ Sterling Griffin
(Signature)

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